EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of NewLead Holdings Ltd. on Form S-8 to be filed on or about July 3, 2014, of our report dated May 9, 2014, on our audit of the consolidated statements of operations and comprehensive income, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2011, which report was included in the Annual Report on Form 20-F filed May 9, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EISNERAMPER LLP

New York, New York
July 3, 2014